EXHIBIT 99.1
Press release dated August 18, 2005
GEOGLOBAL ANNOUNCES PROPOSED $13.0M FINANCING
Calgary, Alberta, Canada, August 18, 2005 — GeoGlobal Resources Inc. (Amex: GGR) announces that it has entered into a letter agreement in which it proposes to offer for sale, on a best efforts basis, by way of a private placement of up to 2 million units (“Units”) of the Company’s securities for aggregate gross proceeds of US$13,000,000. Each Unit will be sold at a price of US$6.50 with each Unit comprising one common share and one half of one common share purchase warrant where one full purchase warrant will entitle the holder to purchase one common share for US$9.00, for a term of two years from the closing of the offering.
In connection with the offering, the Company will pay a 6% fee on the gross proceeds, amounting to US$780,000, raised in the offering and will issue broker compensation options entitling the holder to purchase Units equal in number to 6% of the aggregate number of Units sold in the offering amounting to 120,000 Units. These Units granted as compensation options will have the same terms as the Units sold in the offering.
The purchase warrants are subject to an accelerated expiration in the event that the trading price of the Company’s common shares trade at US$12.00 or more for 20 consecutive trading days, provided that the resale by the holders of the securities comprising the Units has been registered under the US Securities Act of 1933 (the “1933 Act”), and the hold period for Canadian subscribers has expired. In such event, the warrant term will be reduced to 30 days from the date of issuance of a news release announcing such change to the warrant term.
The proceeds from the transactions will be used to further the Company’s oil and gas exploration activities in India and for general corporate and administrative purposes.
The securities are intended to be offered in the provinces of Ontario, British Columbia and Alberta in Canada, such states of the United States where the offer may lawfully be made and other jurisdictions outside of Canada and the United States.
The offer and sale of the Units by the Company will not be registered under the 1933 Act and the Units, common shares and warrants will be restricted securities and may not be reoffered or resold in any jurisdiction absent registration under the 1933 Act or an applicable exemption from the 1933 Act registration requirements. This press release shall not constitute an offer of the securities for sale in any jurisdiction.
It is contemplated that the Company will file a registration statement under the 1933 Act to register under the 1933 Act the reoffer and resale of the securities comprising the Units. If the Company has not filed the registration statement within 60 days from the closing of the offering, each holder of Units will also be issued one right for each Unit entitling the holder to be issued 0.10 of a Unit for nominal consideration.

Cautionary Statement to Investors
This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration block in which the Company owns an interest located offshore on the east coast of India in the Krishna Godavari Basin, the two additional exploration blocks located onshore in western India in the Cambay Basin and on the Tarapur Block in which the Company has agreed to acquire an interest. Statements regarding the outcome of drilling and testing the KG#8 well off the east coast of India and the timing of any commercial production that may be established are forward-looking statements and there can be no assurance as to the quantity of recoverable reserves that may exist in the area of the well or when, if ever, that the Company may realize revenues from the well. The Company’s forward-looking statements also include the estimated cost and timing of exploration activities, the extent of activities to be conducted and the outcome of those activities. Investors are cautioned that any such forward-looking statements are not guarantees of the success of the Company’s oil and gas exploration, development and drilling activities or the commercial success of the KG#8 well and involve risks and uncertainties. The Company’s actual results may differ materially from those projected in the forward-looking statements. There can be no assurance that the drilling and completion of the KG#8 well, statements regarding estimated reserves or regarding any other of the Company’s exploratory wells, and the related testing and evaluation, will result in the Company being able to claim commercially recoverable reserves of hydrocarbons. There are numerous risks and uncertainties involved in the Company’s acquisition of unproved minority interests in the exploration areas, including the possibilities that no discoveries of hydrocarbons are made on the exploration blocks or, if discovered, that such discoveries are determined not to be commercially productive. There can be no assurance that the Company’s drilling program will be successful or that the entire program will be drilled. There can be no assurance that the Company’s estimates as to the time to complete drilling operations will be accurate. The blocks are a highly speculative exploration opportunities and pursuing the development of the exploration blocks will involve material risks to the Company. The Company will be required to fund its share of the costs incurred during the work commitment phase under the Production Sharing Contracts relating to the KG Block subsequent to the start date of commercial production, the exploration blocks in the Cambay Basin as well as the Tarapur Block and there can be no assurance that such funds will be available to the Company in the amounts and when required. The Company’s failure to have such funds available at the times and in the amounts required could materially adversely affect the fulfillment of the Company’s business plans. There can be no assurance that the Company will obtain the consent of the Government of India to the assignment of the 20% participating interest in the Tarapur Block or that the Company will be successful in entering into alternative arrangements on commercially favorable terms with GSPC should that consent not be forthcoming. Additional risks and uncertainties arise out of seeking to do business overseas in India where political and other world events may disrupt the Company’s plans and intentions. There can be no assurance that the Company’s oil and gas exploration and production activities will be commercially successful or result in material revenues to the Company. The presence of hydrocarbon reserves on adjacent or contiguous properties is no assurance or necessary or probable indication that hydrocarbons will be found in commercially marketable quantities on the exploration blocks in which the Company holds an interest. Additional important risk factors are described in the Company’s periodic filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-KSB and quarterly reports on Form 10-QSB. The filings may be viewed at http://www.sec.gov and www.sedar.com.

For further information contact:
Allan J. Kent, Executive VP and CFO
Carla Driedger, Investor Relations and Corporate Affairs
phone: 403-777-9253	email: info@geoglobal.com
fax: 403-777-9199	website: www.geoglobal.com